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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE

    INSYNQ ANNOUNCES THE PROMOTION OF NEW PRESIDENT AND THE DEPARTURE OF CFO

     Tacoma, WA - September 22, 2000 - InsynQ, Inc. (OTCBB: ISNQ) announced today the departure of Mr. D.J. Johnson, the Company's Chief Financial Officer, and the appointment of Stephen C. Smith, currently the CFO of ALT Global of Carlsbad, California, an integration company, as acting CFO. Mr. Smith brings over 30 years of experience to the InsynQ management team, and has agreed to join the Company on an interim basis. InsynQ has also announced the promotion of Mr. James Leigh as the Company's President.

     The announcements today are made in conjunction with the Company's recently announced corporate restructuring plans. Mr. Leigh initially served as Director of Technical Services for InsynQ, and has served as InsynQ's Chief Technical Officer since 1999. Mr. Leigh is charged with managing the organization's ongoing and future technology direction in addition to assuming responsibilities of the office of President. Mr. Leigh has been instrumental in creating InsynQ's data center infrastructure and overseeing the development of the Company's patent pending Internet appliance technologies.

     InsynQ CEO John Gorst stated, "We believe the recent reorganization of the Company is positive and we believe that it will position us for sustainable future growth. I am pleased to have Mr. Leigh assume the responsibilities as President, as he clearly understands our technology and how to best position the Company to deliver on the next generation of managed network service offerings."

About InsynQ

     InsynQ technologies provide customers with critical business applications, delivered via an out-of-the-box, Web-based Local or Wide Area Network. For more information on InsynQ products and services, access www.InsynQ.com, or call
                                                    --------------
253-284-2000.

CONTACT: InsynQ, Inc.
          Tacoma, WA
          Addam Chandler - Investor Releations
          1-888-590-7933
          E-Mail ir@insynq.com
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Forward Looking Statements

Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission.